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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Date:          June 28, 2000

Contact:       Peter J. King
               Chief Executive Officer
               (612) 593-0051


                   SUNRISE INTERNATIONAL LEASING CORPORATION
               ANNOUNCES COMPLETION OF GOING-PRIVATE TRANSACTION

     MINNEAPOLIS, Minn., June 28, 2000. Sunrise International Leasing Corporation (Nasdaq: SUNL) announced the completion of its going-private transaction today. The transaction, which was approved by Sunrise's stockholders this morning, was accomplished through a merger of Sunrise with and into The King Management Corporation, a company controlled by Sunrise's Chairman of the Board and Chief Executive Officer, Peter J. King, and his affiliates. King Management is the surviving corporation. As a result of the merger, Sunrise's stockholders are entitled to receive cash equal to $5.25 per share of Sunrise common stock.

     Sunrise's transfer agent, Norwest Bank Minnesota, N.A., will act as the paying agent pursuant to the Agreement and Plan of Merger dated January 31, 2000, as amended on May 25, 2000. Norwest will mail to stockholders of record documents to accompany Sunrise stock certificates, which must be submitted to Norwest in order for stockholders to receive payment for their shares. Upon proper completion of these documents and receipt of stock certificates, Norwest will pay the merger consideration to each stockholder of record at the effective time of the merger.

     Sunrise International Leasing Corporation, established in 1989 and based in Golden Valley, Minn., offered a wide range of leasing options to manufacturers, distributors, resellers and end users. The King Management Corporation, based in Golden Valley, Minn., is principally engaged in the leasing of computer and other technology equipment, the sale of software and operating coin operated copiers.